Exhibit 99.1

          ATMEL REPORTS REVENUE GROWTH IN THE FIRST QUARTER OF 2005

    SAN JOSE, Calif., April 26 /PRNewswire-FirstCall/ -- Atmel Corporation (Nasdaq: ATML), a worldwide leader in the development, fabrication and sale of advanced semiconductors, today announced financial results for the first quarter ended March 31, 2005.

    Revenues for the first quarter of 2005 totaled $419.8 million, versus $408.3 million in the fourth quarter of 2004 and $407.4 million in the first quarter of 2004. Net loss for the first quarter of 2005 totaled $43.0 million or $0.09 per share. These results compare to a net loss of $7.1 million or $0.01 per share for the fourth quarter of 2004, as well as a net income of $11.0 million or $0.02 per share for the first quarter of 2004.

    "Demand for our products strengthened during the first quarter, as illustrated by the 3% sequential revenue growth, despite a tough pricing environment," stated George Perlegos, Atmel's President and Chief Executive Officer. "As we experienced some manufacturing difficulties during the quarter, our gross margins came under pressure. We are now taking steps to improve our overall cost structure in such a way that allows our increasing demand to more fully yield increased profits.

    "Our ASIC revenue grew 3% sequentially in the first quarter, and was up 4% over the first quarter of 2004. Smart card ICs were the main contributor to the revenue growth. As this business continues to provide revenue growth and market share gains, we are working diligently to improve the yields of our smart card IC wafers as well as to increase the production of our smart card ICs on a 0.18-micron line width in order to improve their profitability. Up to this point of the second quarter of 2005, we have already seen material improvements in both the yields and the ramp of our 0.18-micron smart card wafers.

    "During the first quarter of 2005, our microcontroller sales grew approximately 2% sequentially, while they declined by approximately 20% year over year. We experienced growth in our proprietary AVR and 8051 microcontroller products. The decline in revenue from the first quarter of 2004 is primarily related to the end of life buys for some of our military and aerospace products during the first quarter of 2004.

    "Sales in our RF and Automotive business unit in the first quarter were up 21% sequentially and 40% year over year. An increase in our production of RF BiCMOS products for CDMA phones was the main reason for the growth during the quarter.

    "During the first quarter, our Non Volatile Memory business declined 10% sequentially and declined 8% when compared to the first quarter of 2004. Recently, we have chosen to significantly shift our approach to selling memory by focusing on our serial memory products, which include serial EEPROM and serial DataFlash(TM) products. Our serial products have experienced 6% sequential and 6% year over year growth, and have maintained the number one market share position in their respective markets," concluded Mr. Perlegos.

    Outlook

    The Company anticipates that for the second quarter of 2005, revenues should be flat to slightly up when compared to the first quarter of 2005. Additionally, R&D should be approximately $70-$74 million, while SG&A should be between $48-$52 million. Finally, gross margins should be up two to three points during the second quarter, primarily due to manufacturing improvements in our smart card ICs. Net interest expense for the quarter should be approximately $4-$6 million, while income taxes should be approximately $2-$6 million. We anticipate that depreciation and amortization will be approximately $77-$80 million.

    Teleconference

    Atmel will hold a teleconference for the financial community at 3:00 p.m. Pacific Time today to discuss the first quarter financial results. Atmel will provide a real-time audio broadcast of the teleconference from the Investor Relations page of its website at http://www.atmel.com . Investors may access the live teleconference by dialing 800-374-0405, and using the passcode 5524468.

    A webcast replay will be available for one year after the teleconference at http://www.atmel.com . Atmel will also provide a telephone recording of the teleconference, which will be available shortly after the completion of the call. Interested parties may listen to the playback of the teleconference by calling the following number: 800-374-2441, and using the passcode 5524468, within 48 hours of completion of the call.

    Information in this release regarding Atmel's forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel's expected second quarter operating results, including revenues, gross margins, operating expenses, demand levels, new product shipments and market conditions. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, and other risks detailed from time to time in Atmel's SEC reports and filings, including our Form 10-K, filed on March 25, 2005 and subsequent Form 10-Q reports.

    Contact:  Steven Horwitz, Director, Investor Relations:  408-487-2677

                                Atmel Corporation
                 Condensed Consolidated Statements of Operations
                      (In thousands, except per-share data)
                                   (Unaudited)

                                                        Three Months Ended
                                                             March 31,
                                                   ---------------------------
                                                       2005           2004
                                                   ------------   ------------
Net revenues                                       $    419,777   $    407,395

Operating expenses:

      Cost of revenues                                  332,775        286,761
      Research and development                           68,721         56,644
      Selling, general and administrative                52,316         43,217
              Total operating expenses                  453,812        386,622

Income (loss) from operations                           (34,035)        20,773
Interest and other expenses, net                         (3,923)        (5,896)
Income (loss) before income taxes                       (37,958)        14,877
Provision for income taxes                               (5,063)        (3,868)

Net income (loss)                                  $    (43,021)  $     11,009

Basic net income (loss) per share                  $      (0.09)  $       0.02
Diluted net income (loss) per share                $      (0.09)  $       0.02
Shares used in basic net income (loss)
 per-share calculation                                  479,609        474,527
Shares used in diluted net income (loss)
 per-share calculation                                  479,609        485,872

                                Atmel Corporation
                      Condensed Consolidated Balance Sheets
                                 (In thousands)
                                   (Unaudited)

                                                     March 31,    December 31,
                                                       2005           2004
                                                   ------------   ------------
Current assets:

  Cash and cash equivalents                        $    322,847   $    346,350
  Short-term investments                                 48,298         58,858
  Accounts receivable, net                              242,966        228,544
  Inventories                                           334,155        346,589
  Other current assets                                   96,175         91,588
      Total current assets                            1,044,441      1,071,929

Fixed assets, net                                     1,134,065      1,204,852
Other assets                                             44,771         46,742
      Total assets                                 $  2,223,277   $  2,323,523

Current liabilities:

  Current portion of long-term debt                $    136,937   $    141,383
  Trade accounts payable                                198,976        245,240
  Accrued and other liabilities                         246,134        208,942
  Deferred income on shipments to distributors           16,850         18,124
      Total current liabilities                         598,897        613,689

Long-term debt less current portion                     123,207        110,302
Convertible notes                                       216,176        213,648
Other long-term liabilities                             267,151        274,288
      Total liabilities                               1,205,431      1,211,927

Stockholders' equity                                  1,017,846      1,111,596
      Total liabilities and stockholders'
       equity                                      $  2,223,277   $  2,323,523

SOURCE  Atmel Corporation

    -0-                             04/26/2005
    /CONTACT: Steven Horwitz, Director, Investor Relations of Atmel Corporation, +1-408-487-2677/
    /Web site:  http://www.atmel.com /